UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On November 4, 2010, SandRidge Energy, Inc. (the “Company”) entered into an agreement to sell up to 3,000,000 shares of the Company’s 7.0% Convertible Perpetual Preferred Stock, par value $0.001 per share and liquidation preference of $100 per share (the “Convertible Preferred Stock”), to two initial purchasers for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of 2,500,000 of the shares of the Convertible Preferred Stock closed pursuant to the agreement on November 10, 2010. As permitted under the terms of the agreement, on November 9, 2010, the initial purchasers exercised an option to purchase 500,000 additional shares of Convertible Preferred Stock to cover over-allotments. The sale of the additional shares is expected to close on November 15, 2010, subject to customary closing conditions. The Company expects to receive total net proceeds from the private placement of approximately $290.5 million, after deducting initial purchasers’ discounts of $9 million and other offering expenses.

Pursuant to the Certificate of Designation for the Convertible Preferred Stock (the “Certificate of Designation”), each share of Convertible Preferred Stock is convertible at any time on or after February 15, 2011 at the option of the holder thereof into a number of shares of the Company’s common stock equal to the liquidation preference of $100 divided by the conversion price, which is initially $7.7645 per share and is subject to specified adjustments. This results in an initial conversion rate of approximately 12.8791 shares of common stock per share of Convertible Preferred Stock. Based on the initial conversion price, approximately 38,637,300 shares of common stock would be issuable upon conversion of all of the outstanding shares of the Convertible Preferred Stock.

The annual dividend on each share of Convertible Preferred Stock is $7.00 and is payable semiannually, in arrears, on each May 15 and November 15, commencing on May 15, 2011, when, as and if declared by the Company’s board of directors. The Company may, at its option, pay dividends in cash, common stock or any combination thereof.

Except as required by law or the Company’s Certificate of Incorporation, holders of the Convertible Preferred Stock will have no voting rights unless dividends fall into arrears for three semiannual periods. Until such arrearage is paid in full, the holders will be entitled to elect two directors and the number of directors on the Company’s board of directors will increase by that same number.

At any time on or after November 20, 2015, the Company may at its option cause all outstanding shares of the Convertible Preferred Stock to be automatically converted into common stock at the then-prevailing conversion price, if the closing sale price of the Company’s common stock equals or exceeds 130% of the then-prevailing conversion price for a specified period prior to the conversion.

If a holder elects to convert shares of Convertible Preferred Stock upon the occurrence of certain specified fundamental changes, the Company may be obligated to deliver an additional number of shares above the applicable conversion rate to compensate the holder for lost option value.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Dirk M. Van Doren, the Company’s Executive Vice President and Chief Financial Officer has informed the Company of his intention to resign his position with the Company for personal reasons and in pursuit of other interests. The Company has commenced a search for a new Chief Financial Officer, and in order to facilitate a smooth transition, Mr. Van Doren has agreed to serve in his current capacity until the end of the year. It is anticipated that the Company will enter into a transitional employment and separation agreement with Mr. Van Doren in due course and will file an amendment to this report within four business days hereof.

Item 5.03	Amendments to Articles of Incorporation

The description of the Certificate of Designation described above under Item 3.02 is incorporated herein by reference.

The Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation to designate up to 3,000,000 shares of its preferred stock as the Convertible Preferred Stock, effective November 10, 2010. The Certificate of Designation is filed herewith as Exhibit 3.1 and is incorporated by reference into this Item 5.03

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

3.1	Certificate of Designation of 7.0% Convertible Perpetual Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: November 10, 2010	By:	/s/ Tom L. Ward
Tom L. Ward
Chief Executive Officer and President

Exhibit Index

No.	Description

3.1	Certificate of Designation of 7.0% Convertible Perpetual Preferred Stock